Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF USARE

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “USARE”, or the “Company” refer to USA Rare Earth, LLC and its subsidiaries prior to the consummation of the Business Combination and, after the consummation of the Business Combination, USA Rare Earth, Inc. and its subsidiaries.

The following discussion and analysis of the financial condition and results of operations of USARE includes information that USARE’s management believes is relevant to an assessment and understanding of USARE’s consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements for the years ended December 31, 2024 and 2023 together with the respective notes thereto, attached as Exhibit 99.3 to this Form 8-K. This discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the year ended December 31, 2024 attached as Exhibit 99.5 to this Form 8-K. This discussion contains forward-looking statements reflecting our current plans, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position, which involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward- looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this Form 8-K.

Overview

USARE is a company with the mission to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. The Company is developing the Stillwater Facility and, via its Round Top Project, intends to establish domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its magnet manufacturing plant and market surplus materials to third parties. Rare earth magnets are critical to various business sectors and industries, including the defense, automotive, aviation, industrial, medical and consumer electronics industries, among others. The Company’s vertically integrated approach — from sourcing REE’s, in addition to other critical minerals such as gallium, to producing finished NdFeB magnets — assists in strengthening the United States’ control over critical supply chains such as the supply of rare earth minerals and magnets and thus reduce domestic reliance on foreign, particularly Chinese, imports. The Company believes its focus on developing domestic rare earth production aligns with national priorities, offering the future potential of a sustainable and secure domestic supply of materials critical to key industries. For more information, see the section entitled “Information about USARE” of the Proxy Statement/Prospectus. The Company has been in the exploration and research stages since its formation and has not yet realized any revenues from its planned operations.

USARE History

For information regarding the history of the Company, see the section entitled “Information about USARE — History of USARE” of the Proxy Statement/Prospectus.

Our Business Model

We acquired the land and other assets comprising the Stillwater Facility to develop it into a magnet production facility and we are in the process of completing our magnet production capabilities at the Stillwater Facility necessary for the initial production of NdFeB magnets.

We control certain mining rights to Round Top Mountain, which is an above-ground mineral deposit near Sierra Blanca, Texas that contains the Round Top Deposit, the mining and extraction of which comprises our Round Top Project. We have not yet begun to extract any minerals from the Round Top Deposit. The development of the Round Top Project involves a high degree of financial risk and uncertainty.

We have not yet commenced production in connection with either our Round Top Project or our Stillwater Facility and, consequently, we do not currently have any operating income or cash flows. Accordingly, we do not currently generate, nor have we realized to date, any revenues.

We expect that our cash and cash equivalents as of December 31, 2024 of $16.8 million will not be sufficient to implement our strategic business plan. We will need to raise substantial additional funds in the future to complete our strategic business plan.

Facilities

Our facilities are comprised of the Stillwater Facilities, the Colorado Facility and the Round Top Project. For more information on the Stillwater Facility, the Colorado Facility and the Round Top Project see the sections entitled “Information about USARE — USARE’s Facilities — Stillwater Facility”, “Information about USARE — USARE’s Facilities — Colorado Facility” and “Information about USARE — Description of the Round Top Project”, respectively of the Proxy Statement/Prospectus.

Recent Developments

The Business Combination

On August 21, 2024, we entered into the Business Combination with Merger Sub and Inflection Point whereby Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Inflection Point. The proposed Business Combination was completed on March 13, 2025. For more information see the Introductory Note and Item 2.01 to the Current Report on Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Exhibit 99.3.

Class A Convertible Preferred Investment

On August 21, 2024, in connection with the signing of the Business Combination Agreement, the Company completed the Pre-Funding Pipe Financing pursuant to which USARE and the Class A Convertible Preferred Unit Investors entered into the Class A Convertible Preferred SPAs, pursuant to which the Class A Convertible Preferred Unit Investors purchased an aggregate of (i) 2,500,000 USARE Class A Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 2,968,750 USARE Class A Units, for an aggregate purchase price of approximately $25.5 million. In addition, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then- outstanding balance of the Convertible Promissory Note.

The Company and certain accredited investors, including the Class A-2 Convertible Preferred Unit Investors, Mr. Michael Blitzer, and Collective Capital Management entered into Securities Purchase Agreements on January 31, 2025 to purchase (i) USARE Class A-2 Convertible Preferred Shares/Units and (ii) USARE Class A Preferred Investor Warrants for an aggregate purchase price of approximately $15.3 million which closed on February 3, 2025.

Tax Election

On February 12, 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”). The Conversion was intended to simplify the tax organizational structure of the Company and expand the potential investor base. Company management also believed the elimination of the complexities of Schedule K-1 reporting would reduce the administrative burden, complexity and cost of the tax reporting and compliance obligations of the Company and the holders of its units.

Public Company Costs

Following the consummation of the Business Combination, USA Rare Earth, Inc. expects to be an SEC-reporting and NASDAQ-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices both before and after the consummation of the Business Combination. We expect to incur significant additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Tax Incremental Financing

On June 6, 2022, the Company executed a Tax Increment Financing Agreement (the “TIF Agreement”) with the Stillwater Economic Development Authority (the “Authority”), a public trust having as its beneficiary the City of Stillwater, Oklahoma, whereby the Authority will provide upfront development financing assistance to the Company of up to $7.0 million for the development of the Stillwater Facility (the “Upfront Assistance”). Additionally, entry into the TIF Agreement made the Company potentially eligible to receive a manufacturing and research and development ad valorem tax exemption for a period of five years and thereafter requires the Authority to disburse to the Company 90% of the incremental ad valorem taxes generated by the ad valorem taxes assessed against the Stillwater Facility and paid by the Company. As of December 31, 2024 and December 31, 2023, the Company recorded $7.0 million of deferred grant income related to Upfront Assistance. For more information regarding the TIF Agreement, see the section entitled “Information about USARE — Government Programs and Grants — Tax Incremental Financing” of the Proxy Statement/Prospectus.

Liquidity and Capital Resources; Going Concern

Sources and Uses of Liquidity

Our consolidated financial statements have been prepared contemplating the continuation of the Company as a going concern and the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. Management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern, as described in the following paragraphs and in the section entitled “Risk Factors — Risks Related to Our Business and Industry — Since its inception, the Company has generated negative operating cash flows and we may experience negative cash flow from operations in the future. Our consolidated financial statements have been prepared on a going concern basis” of the Proxy Statement/Prospectus. While the Company’s management believes in the viability of its strategy to generate future revenues, control costs and the ability to raise additional funds, its strategy may not be successful. The Company’s consolidated financial statements do not include any adjustments that might be necessary if the Company were unable to continue as a going concern. If the going concern basis was not appropriate for the consolidated financial statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported revenues and expenses, and the statement of financial position classifications used.

The Company has generated no revenues since inception, continues to incur losses from operations, and has an accumulated deficit. The Company’s ability to continue as a going concern is dependent upon its ability to raise capital, to implement its business plan, generate sufficient revenues, and to control operating expenses.

For the years ended December 31, 2024 and 2023, the Company had a net loss of $16.4 million and $8.5 million, respectively, and a net loss attributable to the Company’s members of $15.7 million and $7.4 million, respectively. For the years ended December 31, 2024 and 2023, the Company had negative cash flow from operations of $13.0 million and $21.9 million, respectively. The Company had positive working capital of $15.4 million as of December 31, 2024. Management believes it will need to raise additional funds to cover capital and operating requirements necessary to implement its business strategy and plans. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern following the issuance of its financial statements for the year ended December 31, 2024.

In connection with the Class A Convertible Preferred Investment, persons related to Inflection Point that are Class A Convertible Unit Preferred Investors (including Michael Blitzer) entered into, and subsequently amended, a letter agreement with the Company (as amended, the “Company Letter Agreement”) pursuant to which, in the event that the Business Combination did not close within 12 months of August 21, 2024 and the delay was reasonably deemed to be due to factors within the Company’s control, the Company could have been required to repurchase from those investors those Class A-2 Convertible Preferred Units (and related in kind accrued dividends) purchased by those investors at a price equal to the product of the applicable Class A-2 Convertible Preferred Unit original issue price multiplied by the applicable number of Class A-2 Convertible Preferred Units to be repurchased. Currently this would represent a total repurchase amount of approximately $13.5 million, which amount has been increased by additional funds in the amount of $15 million, may be further increased if additional funds are received in the future. Failure to repay the amounts due may result in interest accruing at a rate of 25% per year and the imposition of a senior secured lien on all of the Company’s assets. Pursuant to the Company Letter Agreement, the Company could not enter into agreements with other investors in connection with such investor’s direct or indirect investment in the Company on terms more favorable to any such investor in any material respect than the terms of the Class A Convertible Preferred SPAs, subject to certain exceptions. Upon the closing of the Business Combination on March 13, 2025, the Company Letter Agreement terminated.

We consider cash equivalents to be highly liquid investments purchased with original maturities of three months or less. As of December 31, 2024 and 2023, we had $16.8 million and $13.2 million, respectively, in cash and cash equivalents.

For the years ended December 31, 2024 and 2023 we recognized investment income of approximately $0.3 million and $0.4 million, respectively.

Class C-1 Convertible Preferred Financing

During 2023 we issued 7,688,335 Class C-1 Convertible Preferred Units at a price per unit of $1.7302 for net proceeds of $13.1 million, after expenses.

Convertible Promissory Subscription

On June 30, 2022, the Company entered into a convertible promissory subscription agreement to issue a convertible promissory subscription (the “CPSA”). The sale of the Subscription was closed on July 29, 2022 with a principal amount of $20.2 million. The $20.2 million subscription was converted as of October 30, 2023 into 11,698,069 USARE Class A Units at a per unit price of $1.7302.

Cash Flows

	For the Years Ended December 31,
(in thousands)	2024	2023
Net cash used in operating activities	(12,991)	(21,928)
Cash used in investing activities	(3,285)	(5,956)
Net cash provided by financing activities	19,838	14,112

Operating Activities

During the year ended December 31, 2024, our operating activities used $13.0 million of net cash as compared to $21.9 million during 2023. The $8.9 million decrease in net cash used in operating activities during 2024 compared to 2023 was primarily due to our $9.5 million lower net loss adjusted for non-cash related expenses such as gain on fair market value of convertible debt, impairment for equity investments, depreciation, amortization and equity-based compensation partially offset by the 2023 cash receipts from the TIF Agreement we entered into in 2022. In 2024, to conserve cash until we received funding from Pre-Funding Pipe Financing with certain investors in the third quarter of 2024, we curtailed costs primarily in payments for employee and professional services related expenses as well as research and development. We reduced our headcount from 41 employees at December 31, 2023 to 30 employees at December 31, 2024.

Investing Activities

Our Cash Flows Used in Investing Activities decreased by $2.7 million, to $3.3 million in the year ended December 31, 2024, from $6.0 million during 2023. The decrease was primarily due to our decision not to make additional investments on capital expenditures associated with our construction in progress until we raised further capital in the third quarter of 2024.

Financing Activities

During the year ended December 31, 2024, and 2023, our financing activities provided $19.8 million and $14.1 million of net cash, respectively. In 2024, we received gross cash proceeds of $25.5 million from the issuance of Class A Convertible Preferred Units related to the Pre-Funding Pipe Financing with certain investors. The cash proceeds were offset by payment of securities issuance costs of approximately $5.1 million. During the year ended December 31, 2023, we received $13.1 million of cash, net of issuance costs from issuance of USARE Class C-1 Convertible Preferred Units and $1.0 million from debt issuance.

Hatch Senior Convertible Promissory Note

On July 28, 2023, USA Rare Earth, LLC and Hatch LTD entered into an unsecured $1.0 million Senior Convertible Promissory Note agreement (the “Hatch Note”) with a 10% interest rate, which will mature on July 28, 2025. The interest is payable at maturity. See Note 11 to our consolidated financial statements attached as Exhibit 99.3 to this Form 8-K for additional information related to the Hatch Note. The Hatch Note is expected to be converted at Closing into New USARE Common Stock.

Off-Balance Sheet Arrangements

Other than as otherwise described in this Form 8-K, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Results of Operations

We have no operating revenues. We are dependent on equity or other external financings to fund our pursuit and development of our consolidated business plans (including magnet production at our Stillwater Facility), to fund our mineral exploration and evaluation operations, to fund our evaluation and intended development of the Round Top Project, and also to fund all of our general, administrative, interest and other costs. As a result, we expect to incur operating losses until such time as either: (i) the Stillwater Facility is fully completed and operational to the extent that it generates net profits, or (ii) an economic mineral resource is identified, developed and put into profitable commercial production at the Round Top Project.

The following tables set forth components of our results of operations for the periods presented. The period-period comparison of financial results is not necessarily indicative of future results.

Comparison of years ended December 31, 2024 and 2023

The following tables set forth our historical results for the periods indicated, and the changes between periods:

	For the Years Ended December 31,		Change
	2024	2023	$	%
Operating Costs and Expenses
General and administrative	$6,209	$8,698	$(2,489)	-29%
Other employee compensation	6,022	11,013	(4,991)	-45%
Mining exploration, development and other	1,078	1,762	(684)	-39%
Equity-based compensation	1,738	1,374	364	26%
Research and development	303	1,638	(1,335)	-82%
Depreciation	235	308	(73)	-24%
Total Operating Costs and Expenses	15,585	24,793	(9,208)	-37%

Operating Loss	(15,585)	(24,793)	9,208	-37%

Other Income (Expense)
Investment income	285	363	(78)	-21%
Other income, net	11	-	11
Impairment of equity investments	(405)	-	(405)
Loss on fair market value of financial instruments	(379)	(879)	500	-57%
Interest expense, net	(319)	(77)	(242)	314%
Gain on fair market value of convertible debt	-	16,848	(16,848)	-100%
Total Other Income (Expense)	(807)	16,255	(17,062)	-105%
Net Loss	(16,392)	(8,538)	(7,854)	92%
Net Loss Attributable to Non-controlling Interest	(657)	(1,123)	466	-41%
Net Loss Attributable to USARE Shareholders/Members	$(15,735)	$(7,415)	$(8,320)	112%

Operating Costs and Expenses

General and administrative. General and administrative decreased by $2.5 million, or 29%, to $6.2 million in 2024 compared to $8.7 million in 2023. The decrease was primarily due to across-the-board cost reductions initiated in the second quarter of 2024 to conserve cash, including reductions in consulting related expenses, legal and professional fees, facilities costs, travel and entertainment and technology related expenses.

Other employee compensation. Other employee compensation decreased by $5.0 million, or 45%, to $6.0 million in 2024 compared to $11.0 million in 2023. The decrease was primarily due to lower salary and bonus related expenses to curtail expenditures due to our cash flow constraints. We reduced our headcount from 41 employees at December 31, 2023 to 30 at December 31, 2024.

Mining exploration, development and other. Mining exploration, development and other decreased by $0.7 million, or 39%, to $1.1 million in 2024 compared to $1.8 million in 2023. The decrease was primarily due to decreased spending on equipment rental and operational consulting, partially offset by increased spending on consulting for the development of the process flowsheet.

Equity-based Compensation. Equity-based compensation increased by $0.4 million, or 26%, to $1.7 million in 2024 compared to $1.4 million in 2023. The increase was primarily due to vesting upon satisfaction of certain conditions of a performance-based equity award partially offset by reversal of previously expensed equity-based compensation due to forfeitures and fewer other equity-based awards in 2024 compared to 2023.

Research and development. Research and development decreased by $1.3 million, or 82%, to $0.3 million in 2024 compared to $1.6 million in 2023. The decrease was primarily due to an across-the-board expense reduction, including lab supplies due to our cash flow constraints prior to the funding received in the third quarter of 2024.

Depreciation. Depreciation decreased by $0.1 million, or 24%, to $0.2 million in 2024 compared to $0.3 million in 2023. The decrease was primarily due to certain property, plant and equipment becoming fully depreciated during 2024.

Other Income and Expense

Investment income. Investment income decreased by $78 thousand, or 21%, to $0.3 million in 2024 compared to $0.4 million in 2023. The decrease was primarily due to lower balances in our money market funds.

Impairment of equity investments. We recorded an impairment in our equity investment in a minerals company in the fourth quarter of 2024. No impairments were recorded in 2023.

Loss on fair market value of financial instruments. Loss on fair market value of financial instruments decreased by $0.5 million, or 57%, to $0.4 million in 2024 compared to $0.9 million in 2023. In 2024 we recorded a loss of $0.7 million on the fair value of our derivative liability. This fair market value loss was partially offset by equity investment gains during the first three quarters of 2024 compared to losses of $0.9 million in 2023 due to share price fluctuations of our investment in a publicly traded minerals company.

Interest expense, net. Our interest expense, net increased $242 thousand to $319 thousand in 2024 compared to $77 thousand in 2023. The increase in interest expense, net in 2024 is related to a $55 thousand decrease in interest income and $191 thousand increase in the interest expense and amortization of the bond discount related to the Hatch Note.

Gain on fair market value of convertible debt. We recorded a gain on the fair market value of convertible debt of $16.8 million in 2023 related to recognition of a gain on the conversion of our convertible subscription debt to USARE Class A Units.

Risks and Uncertainties Associated with Future Results of Operations

The Company operates in two industries that are both subject to intense competition, development risk, and changes in U.S. governmental policies related to green energy, defense spending and dependence on foreign suppliers. The Company’s operations are subject to significant risks and uncertainties including financial and operational risks, as well as the potential risk of business failure.

The magnet technology industry is still in its infancy in the United States, and thus the technology, processes, and capabilities are still being developed. The magnet facility requires substantial capital commitment to complete and there may be unanticipated costs or delays associated with the construction. The Company’s plans for producing magnets are based on certain estimates and assumptions we have made about our business over the next few years, including the ability to obtain the equipment and materials needed to produce magnets on a timely basis from third party vendors. Due to rapidly rising demand, there is also a risk that substitute products will become available and reduce the need for our type of high-performance magnet.

We have not yet established that the Round Top Deposit contains any commercially exploitable quantities of proven and probable mineral reserves, and we may not be able to do so. Even if the Company does eventually establish commercially exploitable quantities of mineral reserves, the Round Top Deposit may not be developed into a producing mine and the Company may not be able to extract those minerals economically. Both mineral exploration and development involve a high degree of risk, and few properties that are explored are ultimately developed into producing mines. The commercial viability of an established mineral deposit will depend on several factors including the size, grade, and other attributes of the mineral deposit, as well as proximity of the deposit to infrastructure, government regulation, and market prices, among other things. Most of these factors will be beyond the Company’s control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

For additional information see the section entitled “Risk Factors — Risks Related to Our Business and Industry” of the Proxy Statement/Prospectus.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the accompanying notes thereto attached as Exhibit 99.3 to this Form 8-K are prepared in accordance with U.S. GAAP. The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2. Summary of Significant Accounting Policies of Notes to our consolidated financial statements attached as Exhibit 99.3 to this Form 8-K for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Going Concern

Under U.S. GAAP, we are required to evaluate our Company’s ability to continue as a going concern as of each annual and interim reporting date. Once liquidation is deemed imminent, we must apply the liquidation basis of accounting under ASC 205-30. Before liquidation is deemed imminent, an entity may have uncertainties about its ability to continue as a going concern. In such situations, the entity should continue to prepare its financial statements by using the going-concern basis of accounting; however, the entity may be required to disclose information about its ability to continue as a going concern, depending on the level of uncertainty and management’s plans to mitigate the uncertainty. See Note 1. Organization of Notes to our consolidated financial statements attached as Exhibit 99.3 to this Form 8-K for further discussion on our going concern assessment.

Derivatives

We analyzed the conversion feature of the Hatch Note for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging”. ASC 815-15 requires that the conversion features are bifurcated and separately accounted for as an embedded derivative contained in our convertible note. The embedded derivative is carried on the balance sheet at fair value. Any unrealized change in fair value, as determined at each measurement period, is recorded as a component of the income statement and the associated carrying amount on the balance sheet is adjusted by the change. See Note 11. Note Payable of Notes to Consolidated Financial Statements attached as Exhibit 99.3 to this Form 8-K for further discussion on the embedded derivatives of the Note.

Fair Value of Financial Instruments

U.S. GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price), and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●

Level 2 — Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 — Prices or valuation techniques requiring inputs that are both significant to the fair-value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Long-Lived Assets

In accordance with ASC 360-10 — Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying value of its long-lived assets, such as property, plant and equipment and mineral interests, to test whether current events or circumstances indicate that such carrying value may not be recoverable. When evaluating assets for potential impairment, we compare the carrying value of the asset to its estimated undiscounted future cash flows.

If an asset’s carrying value exceeds such estimated cash flows, we would record an impairment loss if the carrying amount exceeds the asset’s fair value. We did not record impairment related to long-lived assets for the years ended December 31, 2024 and 2023.

Equity-based Compensation

We expense equity-based compensation to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The fair value of stock-based compensation awards is measured at the date of grant and amortized over the requisite service period, which is generally the vesting period, with a corresponding increase in additional paid-in capital. We use the Black-Scholes option valuation model to calculate the fair value of awards granted. In the case of a share-based compensation award that is either cancelled or forfeited prior to vesting, the amortized expense associated with the unvested awards is reversed. We have elected to account for forfeitures as they occur. See Note 14. Equity-Based Compensation of Notes to Consolidated Financial Statements attached as Exhibit 99.3 to this Form 8-K regarding stock-based compensation expense and the assumptions used in estimating the expense.

Recently Adopted Accounting Standards

See Note 2 to our consolidated financial statements attached as Exhibit 99.3 to this Form 8-K.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

We expect to retain our emerging growth company status until the earliest of:

●	The end of the fiscal year in which our annual revenues exceed $1.2 billion;

●	The end of the fiscal year in which the fifth anniversary of our public company registration has occurred;

●	The date on which we have issued more than $1.0 billion in non-convertible debt during the previous three- year period; and

●	The date on which we qualify as a large accelerated filer.

Quantitative and Qualitative Disclosures About Market Risk

We have operations only within the United States and as such are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk that market prices, such as foreign exchange rates, interest rates and other market changes that affect market risk-sensitive instruments, will fluctuate. Information related to quantitative and qualitative disclosure about this market risk is set forth below.

Interest Rate Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. We had cash and cash equivalents totaling $16.8 million at December 31, 2024. These amounts were invested primarily in money market funds. We believe that our cash and cash equivalents do not have a material exposure to changes in the fair value as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. At December 31, 2024, we had no outstanding debt obligations subject to interest rate fluctuations.

Inflation Risk

We do not believe that inflation has a material effect on our current business, financial condition or results of operations. The Company is not yet producing products for sale at the Stillwater Facility or the Round Top Project and is not presently acquiring any associated feedstock. However, as we refurbish the Stillwater Facility, our ability to procure supplies and equipment may be impacted by rising prices and we cannot guarantee we will be able to secure these materials at favorable prices, if at all.

Cybersecurity Risk

We rely heavily on accounting, information and other data processing systems and cloud computing services, as well as those of our current and future collaborators, contractors or consultants. Such systems are vulnerable to damage or interruption from computer viruses, data corruption, cyber-related attacks, unauthorized access, natural disasters, pandemics, terrorism, war and telecommunication and electrical failures. If any of these events occur and such systems do not operate properly or are disabled or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of network security systems, a cybersecurity vulnerability or attack or otherwise, we could suffer substantial financial loss, increased costs, a disruption of our business, loss of trade secrets or other proprietary information, liability to us, regulatory intervention or reputational damage. We attempt to develop and maintain information security programs to identify and mitigate cyber risks, but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. For additional information see the section entitled “Risk Factors — Risks Related to Intellectual Property and Technology” of the Proxy Statement/Prospectus.